Exhibit 99.1

SWS Group, Inc. Reports First Quarter Fiscal 2011 Results

DALLAS, November 2, 2010 – SWS Group, Inc. (NYSE: SWS) today announced financial results for its first fiscal quarter ended September 24, 2010, citing solid performances in its clearing, retail and institutional segments, which each recorded pre-tax profits for the quarter. Elevated loan loss provisioning in the firm’s banking subsidiary, Southwest Securities, FSB, led to a net loss for SWS Group of $20.7 million, or 64 cents per diluted share, for its fiscal 2011 first quarter. Net revenues (total revenues less interest expense) were $97.6 million in the first fiscal quarter ended September 24, 2010, as compared with $89.3 million in the quarter ended June 25, 2010 and $99.5 million in the first fiscal quarter a year ago.

“We remain focused on continuing to build on SWS Group’s many strengths, while addressing the challenges posed by current economic conditions,” said SWS Group Chairman Don A. Buchholz. “We’re fortunate to have such an experienced and effective management team in place as we move forward to grow our business and address the issues at our bank.”

James H. Ross was named Chief Executive Officer of SWS on October 26, after serving as interim CEO since the August 18 resignation of Donald W. Hultgren.

“We are encouraged by the continued solid performance of our broker-dealer business lines,” Mr. Ross said. “Our diversified business model provides us with consistent opportunities for growth and improved performance, as we proactively take steps to reduce classified assets and reposition the bank’s balance sheet. We are aggressively pursuing all strategies toward that goal.”

Net revenues in the banking, retail and clearing segments increased in the first quarter of fiscal 2011 as compared to the same quarter in fiscal 2010. The institutional segment’s net revenues remained healthy in the quarter at $42.6 million while down versus the same period last fiscal year - one of the best quarters for taxable fixed income.

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SWS Reports First Quarter Fiscal 2011 Results / 2

Operating expenses for the first quarter of fiscal 2011 increased $33.4 million over last year’s fiscal first quarter, driven primarily by a $34.8 million increase in the bank’s loan loss provision. Other factors contributing to the higher expenses were a $7.4 million increase in the bank’s expenses related to the REO provision and REO operating expenses. Offsetting these increases were lower expenses for professional services and a $6.3 million one-time loss related to a correspondent’s short sale of securities incurred in the first quarter of fiscal 2010.

Clearing segment

Net revenues in the clearing segment rose 4 percent in the first quarter of fiscal 2011 to $5.4 million and the segment reported pre-tax income of $493,000 up from a pre-tax loss of $5.7 million for the same quarter last fiscal year. Tickets processed in the segment decreased 5 percent in the fiscal 2011 first quarter as compared to the same period a year ago. Net interest revenue in the segment increased 7 percent for the fiscal 2011 first quarter to $1.6 million, from $1.5 million in the same quarter last fiscal year. Other revenue, primarily consisting of fees from money market funds, increased 29 percent in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010. Operating expenses for the clearing segment fell 55 percent to $4.9 million in the first quarter of fiscal 2011 from $10.8 million in the same quarter last fiscal year. In the first quarter of the prior fiscal year, the segment’s expenses reflected a $6.3 million loss incurred on a correspondent’s short sale of securities.

Retail segment

Retail segment net revenues increased 12 percent in the first quarter of fiscal 2011 to $28.1 million, as compared to the first three months of fiscal 2010, driven by higher advisor productivity and the addition of six independent advisors at the firm’s SWS Financial Services, Inc. subsidiary. The retail segment recorded pre-tax income of $317,000 for the fiscal 2011 first quarter, up from a pre-tax loss of $997,000 in the same quarter last fiscal year. The primary drivers of the increase in net revenues were a $1.7 million increase in commission revenue and a $719,000 increase in insurance product sales. Total customer assets were $13.3 billion at September 24, 2010 compared to $12.7 billion at September 25, 2009. Assets under management at September 24, 2010 were $571 million, compared to $533 million at September 25, 2009. Retail operating expenses increased 6 percent to $27.8 million in the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010, primarily driven by an 11 percent increase in commission expense.

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Institutional segment

Net revenues for the institutional segment fell 13 percent to $42.6 million in the first quarter of fiscal 2011, as compared to the same period last year. The segment posted pre-tax income of $15.1 million for the first quarter of fiscal 2011, down from $17.8 million for the first quarter of last fiscal year. A decrease in commissions due to tighter spreads and reduced volatility, primarily in the taxable fixed income business, led to the lower net revenues. This decrease was partially offset by a $1.1 million increase in investment banking fees due to increased UIT underwriting activities and corporate finance advisory services. Institutional segment operating expenses decreased 12 percent for the three months ended September 24, 2010 as compared to the same period last fiscal year, driven primarily by lower commission expenses.

Banking segment

Net revenues in the banking segment increased 10 percent in the first quarter of fiscal 2011 to $21.2 million from $19.3 million in the first quarter of fiscal 2010. The largest contributor to the net revenue gain was a 60 percent increase in the average balance of purchased mortgage loans held for sale. A $34.8 million increase in the bank’s provision for loan losses and an $8 million increase in other expenses as compared to the same quarter last fiscal year contributed to a $38.0 million pre-tax loss for the banking segment in the fiscal 2011 first quarter. The segment posted pre-tax income of $3.0 million in the same quarter last fiscal year.

In the fiscal 2011 first quarter, management engaged a consultant to assist with the sale of classified assets, including performing loans, non-performing loans and real estate. The loans associated with this marketing effort were reclassified as held for sale, contributing $17.8 million to the provision for loan loss. Additionally, a change in accounting estimate related to classified loans increased the provision by an additional $13.6 million. The bank’s total loan loss allowance as of September 30, 2010 was $45.4 million, or 4.12 percent of loans held for investment, as compared to $35.1 million, or 2.96 percent of loans held for investment at June 30, 2010. Non-performing assets at the bank were 7.26 percent of total assets, or $127.1 million at Sept. 30, 2010, as compared to 5.26 percent, or $93.7 million at June 30, 2010.

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SWS Reports First Quarter Fiscal 2011 Results / 4

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Sept. 24, 2010	Sept. 25, 2009	Sept. 24, 2010	Sept. 25, 2009

Clearing	$5,371	$5,156	$493	$(5,688)
Retail	28,071	25,075	317	(997)
Institutional	42,592	49,148	15,094	17,826
Bank	21,190	19,302	(37,998)	2,968
Other consolidated entities	386	772	(8,183)	(9,132)

Consolidated	$97,610	$99,453	$(30,277)	$4,977

FINANCIAL TABLES FOLLOW

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SWS Reports First Quarter Fiscal 2011 Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 24, 2010 and June 25, 2010

(In thousands, except par values and share amounts)

	September 24, 2010	June 25, 2010
	(Unaudited)
Assets
Cash and cash equivalents	$227,168	$27,190
Assets segregated for regulatory purposes	280,472	284,827
Receivable from brokers, dealers and clearing organizations	1,924,028	1,889,400
Receivable from clients, net of allowances	228,305	216,574
Loans held for sale	293,036	424,055
Loans, net	1,055,091	1,154,065
Securities owned, at market value	256,304	245,587
Securities held to maturity	78,988	87,140
Securities purchased under agreements to resell	45,137	30,507
Goodwill	7,552	7,552
Securities available for sale	1,302	1,388
Other assets	169,794	162,406

Total assets	$4,567,177	$4,530,691

Liabilities and Stockholders’ Equity
Short-term borrowings	$155,184	$110,000
Payable to brokers, dealers and clearing organizations	1,868,786	1,819,995
Payable to clients	417,620	420,672
Deposits	1,480,486	1,488,804
Securities sold under agreements to repurchase	12,843	12,389
Securities sold, not yet purchased, at market value	71,285	67,594
Drafts payable	27,379	27,346
Advances from Federal Home Loan Bank	111,083	132,821
Other liabilities	62,868	67,676

Total liabilities	4,207,534	4,147,297

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,298,257 shares at September 24, 2010; issued 33,312,140 and outstanding 32,342,190 shares at June 25, 2010	3,331	3,331
Additional paid-in capital	326,545	326,462
Retained earnings	38,237	61,893
Accumulated other comprehensive income – unrealized holding gain, net of tax	238	304
Deferred compensation, net	3,342	3,176
Treasury stock (1,013,883 shares at September 24, 2010 and 969,950 shares at June 25, 2010, at cost)	(12,050)	(11,772)

Total stockholders’ equity	359,643	383,394

Total liabilities and stockholders’ equity	$4,567,177	$4,530,691

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SWS Reports First Quarter Fiscal 2011 Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three months ended September 24, 2010 and September 25, 2009

(In thousands, except per share and share amounts)

Unaudited

	Three Months Ended September 24, 2010	Three Months Ended September 25, 2009
Revenues:
Net revenues from clearing operations	$2,436	$2,626
Commissions	38,772	42,612
Interest	38,840	41,437
Investment banking, advisory and administrative fees	10,787	9,270
Net gains on principal transactions	12,195	14,819
Other	6,320	6,121

Total revenue	109,350	116,885

Interest expense	11,740	17,432

Net revenues	97,610	99,453

Non-Interest Expenses:
Commissions and other employee compensation	59,003	62,026
Occupancy, equipment and computer service costs	8,493	8,390
Communications	3,238	3,248
Floor brokerage and clearing organization charges	962	959
Advertising and promotional	654	1,005
Provision for loan loss	39,511	4,755
Other	16,026	14,093

Total non-interest expenses	127,887	94,476

Income (loss) before income tax expense	(30,277)	4,977
Income tax expense (benefit)	(9,529)	1,892

Net income (loss)	(20,748)	3,085
Net loss recognized in other comprehensive income	(66)	(46)

Comprehensive income (loss)	$(20,814)	$3,039

Earnings (loss) per share – basic

Net income (loss)	$(0.64)	$0.11

Weighted average shares outstanding – basic	32,519,228	27,470,045

Earnings (loss) per share – diluted

Net income (loss)	$(0.64)	$0.11

Weighted average shares outstanding – diluted	32,519,228	27,532,943

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CONTACT:        Ben Brooks, Corporate Communications, (214) 859-6351, bdbrooks@swst.com